Exhibit 99.1

Milacron Completes Sale of Widia and Werkö
To Kennametal for €188 Million

CINCINNATI, Ohio - August 30, 2002…Milacron Inc. (NYSE: MZ) has completed the sale of its overseas metalcutting tool businesses, Widia and Werkö, to Kennametal Inc. (NYSE: KMT) for €188 million, or approximately $184 million, in cash, subject to post-closing adjustments.

Under terms of the agreement, Kennametal, a global supplier of cutting tools, acquired Widia, a manufacturer of carbide inserts, steel tool holders, and carbide die and wear parts, headquartered in Essen, Germany, with major manufacturing facilities in western Europe and India. Also included in the transaction is Werkö, a maker of round tools, located in Königsee, Germany. In 2001, the two units, with about 3,400 employees, combined for sales of approximately $240 million.

The definitive agreement for the transaction was first announced on May 6. As reported in its quarterly earnings released on July 24, Milacron took a second quarter charge of $15.3 million, or $0.46 per share, after tax, for the estimated loss on the sale. Net cash proceeds from the sale totaled approximately $150 million, most of which the company will use to reduce bank debt.

The sale of Widia/Werkö is the second of two major steps Milacron has taken recently in support of its shift in strategic focus to plastics processing technologies and industrial fluids. On August 9, the company completed the sale of its North American metalcutting insert tool business, Valenite, to Sandvik, a leading global producer of metalcutting tools headquartered in Sweden, for $175 million in cash, subject to post-closing adjustments.

Credit Suisse First Boston advised Milacron on both transactions.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with major manufacturing facilities in North America, Europe and Asia. For further information, visit the company's web site or call the toll-free investor hot line: 800-909-MILA (800-909-6452).